EXHIBIT 10.10

AMENDMENT 1 TO

THE MCCLATCHY COMPANY 2004 STOCK INCENTIVE PLAN

DATED JANUARY 23, 2007

The McClatchy Company 2004 Stock Incentive Plan, effective May 19, 2004 (the “Plan”), is hereby amended as follows, effective January 23, 2007:

1.	Section 8.1 of the Plan is hereby amended by deleting the current paragraph thereunder, and replacing it with the following paragraph:

8.1. Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

2.	Section 10.1 of the Plan is hereby amended by deleting the current paragraph thereunder, and replacing it with the following paragraph:

10.1 Right to Payment.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board. The Award Agreement for a SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Stock on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that an SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

3.	Section 17.1 of the Plan is hereby amended by deleting the last sentence thereunder, and replacing it with the following sentence:

Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including, without limitation, an extraordinary cash dividend but excluding regular, periodic cash dividends) without receipt of consideration by the Company, the Company shall proportionately and accordingly adjust the number and kind of shares subject to outstanding Awards and/or the per share exercise price of outstanding Options and SARs (but not the aggregate Option Price or SAR Exercise Price payable with respect to shares subject to the unexercised portion of an outstanding Option or SAR, as applicable) to the extent necessary to reflect such distribution, so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.

4.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, The McClatchy Company has executed this Amendment 1 to the Plan in Sacramento, CA, as of this 23rd day of January, 2007.

THE MCCLATCHY COMPANY

By:	/s/ Karole Morgan-Prager
Name:	Karole Morgan-Prager
Title:	VP, General Counsel & Corporate Secretary

ATTEST:
/s/ Mylyn McArthur